Exhibit 10.18

SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made this 12th day of May, 2011 with effect as of the 13th day of September, 2010

B E T W E E N:

MethylGene Inc.

(the “Corporation”)

-and-

Charles Grubsztajn

(the “Executive”)

WHEREAS the Executive is currently employed by the Corporation;

AND WHEREAS the Corporation has promoted the Executive to President and Chief Executive Officer of the Corporation;

NOW THEREFORE in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Corporation and the Executive, the parties hereby covenant and agree as follows:

ARTICLE I - DEFINITIONS AND INTERPRETATION

1.1                               Definition.  For the purposes of this Agreement, the following words and phrases shall have the following meanings:

(a)                                 “Affiliate” has the same meaning as given to such word in the Canada Business Corporations Act, as amended or replaced from time to time.

(b)                                 “Agreement” means this agreement, including any schedules hereto as specified herein, as amended, supplemented, or modified in writing from time to time.

(c)                                  “Benefits” means those benefits, perquisites, allowances and entitlements as described in Section 4.2, but only to the extent that the Executive is participating in them as at the Date of Termination.

(d)                                 “Board” means the board of directors of the Corporation, or as it may delegate.

(e)                                  “Business” means the business of the discovery, development and commercialization of the specific kinds of novel therapeutics for cancer being developed from time to time by the Corporation;

(f)                                   “Change of Control” means any of the following occurrences:

(i)                                     the acquisition, directly or indirectly and by any means whatsoever, by any one shareholder, or group of shareholders acting jointly or in concert, of more than 50% of the outstanding voting shares of the Corporation or any Affiliate thereof; or

(ii)                                  a sale (in one or more related transactions) of all or substantially all of the assets of the Corporation or any Affiliate thereof to an unrelated third party or to unrelated third parties acting jointly or in concert, or other liquidation or dissolution; or

(iii)                               a merger, consolidation, arrangement or other reorganization (collectively, a “Reorganization”) of the Corporation or any Affiliate thereof which results in the Corporation’s or the Affiliate’s shareholders immediately prior to the Reorganization owning less than 50% of the voting shares of the resulting entity after the Reorganization.

(g)                                  “Commencement Date” means September 13, 2010.

(h)                                 “Confidential Information” means all information howsoever received by the Executive from or through the Corporation, in whatever form (oral, written, machine readable or otherwise) pertaining to the Corporation, including, without limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Corporation from the date of the Corporation’s incorporation until the last day of the Executive’s actual employment, including, without limitation, any invention, formula, formulation, chemical structure, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, designs, innovations, improvements, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost or employee list that is communicated to, learned of, developed or otherwise acquired by the Executive in the course of his employment by the Corporation; provided, however, that the phrase “Confidential Information” shall not include information that:

(i)                                     is or becomes generally available to the public other than as a result of the direct or indirect disclosure by the Executive in violation of this Agreement;

(ii)           was within the possession of the Executive at the time of disclosure of the Confidential Information except as a result of a prior confidential disclosure to the Executive by or on behalf of the Corporation (as can be reasonably demonstrated from the written records of the Corporation); or

(iii)          is or becomes available on a non-confidential basis to the Executive from a person other than the Corporation,

provided that, in the cases of subsections (ii) and (iii) above, the source of such information was not known by the Executive (acting reasonably) to be prohibited from disclosing the information.

(i)                                     “Date of Termination” means the date of cessation of the Executive’s employment, regardless of the reason therefor and without regard to any notice of termination, pay in lieu of notice of termination, severance, or other damages paid or payable to the Executive, whether pursuant to this Agreement or at law.

(j)                                    “Incapacity to Work” means any incapacity or inability by the Executive, including any physical or mental incapacity, disease or affliction of the Executive which has prevented the Executive from performing the essential duties of his position for a period of at least ninety (90) consecutive days or an aggregate of one hundred and eighty (180) days in any twelve (12)-month period and which, in the opinion of a qualified medical doctor, would continue to do so for the foreseeable future (taking into account reasonable accommodation by the Corporation).

(k)                                 “Just Cause” means:

(i)                                     a breach by the Executive in any material respect of any of the provisions of this Agreement which is not remedied within thirty (30) days after written notice of such breach is delivered to the Executive, if such breach is capable of being remedied;

(ii)                                  the Executive’s conviction for a criminal act or other indictable offence pursuant to the provisions of the Criminal Code (Canada) or any other criminal or penal statute of any jurisdiction which would have a material adverse effect upon the reputation or goodwill of the Corporation;

(iii)                               theft, fraud, embezzlement from the Corporation or any other material act of dishonesty by the Executive;

(iv)                              the failure by the Executive to fully comply with and perform his fiduciary duties; or

(v)                                 any other act, even or circumstance which would constitute “serious reason” at law for termination of the Executive’s employment hereunder.

(l)                                     “Stock Option Plan” means the amended and restated stock option plan of the Corporation dated as of May 19, 2010, as such plan may be further amended or restated from time to time.

(m)                             “Territory” means worldwide.

ARTICLE II - TERM

2.1                               Term.  This Agreement shall commence on and shall be deemed to be effective as of the Commencement Date, and the Executive’s employment with the Corporation and this Agreement shall continue for an indefinite term thereafter unless terminated in accordance with this Agreement.

ARTICLE III - EMPLOYMENT; POSITION AND DUTIES

3.1                               Position.  Subject to the terms and conditions set out in this Agreement, the Corporation hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue to serve the Corporation, in the position of President and Chief Executive Officer of the Corporation.

3.2                               Full-Time.  The Executive’s position with the Corporation is intended to be full-time and exclusive.  Therefore, throughout the duration of his employment, the Executive shall devote his full working time and attention to the business and affairs of the Corporation, acting in the best interests of the Corporation at all times.  The executive shall not accept nor hold any position as an officer, director, employee, consultant, or any like position for or on behalf of any entity without the prior written approval of the Corporation, which approval may be withheld in its sole discretion.  Notwithstanding the foregoing, it is understood and agreed that the Executive may, after having informed the Chairman of the Board of the Corporation in writing, engage in civic or charitable activities, including serving on boards or committees of civic or charitable organizations, provided that such activities do not interfere with the performance of the Executive’s duties hereunder.

3.3                               Duties; Reporting.  The Executive shall report to and be subject to the general direction of the Board.  The Executive shall perform all duties in accordance with the articles and by-laws of the Corporation, the instructions of the Board, and all of the Corporation’s policies and codes of conduct, rules and regulations in effect from time to time.  In addition to the duties and responsibilities associated with his position, the Executive shall perform such other duties and responsibilities consistent with the position as may be assigned to him by the Board from time to time.  The Board retains full authority to change the Executive’s duties and responsibilities and to assign new duties and responsibilities to the Executive, provided that such changes are consistent with the Executive’s position as President and Chief Executive Officer and do not result in a material diminution of the scope or dignity of, nor in a material adverse change to, the Executive’s overall duties and responsibilities or status.

3.4                               Place of Employment.  The Executive will work in the Corporation’s head office, in Montréal, Québec, or at such other location as the Corporation and the Executive may mutually agree from time to time, but subject to reasonable travel requirements in the performance of his duties.

3.5                               Executive’s Covenant.  The executive represents and warrants to the Corporation that he is free to enter this Agreement and that he is not subject to any obligation or restriction

(statutory, contractual, or at common law) which would prevent or interfere with the performance of all of his obligations hereunder.

ARTICLE IV - COMPENSATION AND BENEFITS

4.1                               Base Salary.  The Corporation shall pay the Executive a base salary of $260,000 annually, paid in such instalments and at such times and otherwise in accordance with the Corporation’s payroll practices. The Executive’s base salary will be reviewed annually by the Corporation for consideration of an increase, if appropriate, in its discretion.

4.2                               Benefits.  Subject to eligibility, the Executive shall be eligible to participate in all benefit and fringe benefit programs, including group benefit plans and policies provided by the Corporation to similarly situated executives of the Corporation (currently including medical (including the Global Medical Assistance program), prescription, dental, disability, life and AD&D insurance), as such programs, plans and policies may be amended from time to time.  The Corporation shall also reimburse an amount of up to a maximum of $800 per year on account of the costs incurred by the Executive in connection with his annual medical examination.

4.3                               Cash Bonus.  For each fiscal year of the Executive’s employment with the Corporation under this Agreement, the Executive shall be eligible for an annual bonus of up to 50% of the annual base salary paid to the Executive during such year.  The amount of such cash bonus shall depend upon the achievement by the Executive and/or the Corporation of reasonable management objectives to be established by the Board in consultation with the Executive at least thirty (30) days prior to the beginning of the relevant fiscal year.  Any cash bonus for a relevant fiscal year shall be payable in one lump sum upon approval of the Board, which shall be obtained by the Corporation on or about January 31 of the ensuing year.

4.4                               Options.  On April 8, 2011, the Corporation granted to the Executive options to purchase 400,000 common shares in the capital of the Corporation at an exercise price equal to the Fair Market Price (as such term is defined in the Stock Option Plan) per share on the date of grant.  The first 25% tranche of the options shall vest on the date of grant thereof and thereafter in tranches of 25% on each one year anniversary from the Commencement Date, and shall otherwise be governed by and subject to the terms and conditions of the Stock Option Plan, a copy of which has been provided to the Executive.  The Corporation may grant further options to the Executive, on an annual basis or on such other basis as may be determined from time to time by the Board, in its sole discretion.

4.5                               Vacation.  The Executive shall accrue vacation in accordance with the Corporation’s vacation policy for management, currently four (4) weeks’ paid vacation per calendar year, such vacation to extend for such periods and to be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties and as agreed upon between the Executive and the Corporation.  Accumulated vacation time or pay may not be carried forward except with the prior approval of the Corporation.

4.6                               Reimbursement of Expenses.  Upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Corporation from time to time, the Corporation shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive directly in connection with the business affairs of the Corporation and the performance of his duties hereunder.  The Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Board may establish from time to time.

4.7                               Directors’ and Officers’ Liability Insurance.  During the term of his employment, the Executive shall be entitled to, and the Corporation shall maintain in effect and pay for, coverage under the Corporation’s directors’ and officers’ liability insurance policy, in an amount and to an extent not less than the level of coverage that the Corporation provides to its directors and other senior executive management.

4.8                               Compensation Review.  Notwithstanding any other provision of this Agreement, it is agreed that the Corporation will review and consider an upward adjustment of the total compensation of the Executive hereunder (including base salary, bonus and stock options) by no later than January 31, 2013, and on an annual basis thereafter by no later than January 31 of each subsequent year, in each case retroactive to January 1 of the relevant year.  In the event a survey is performed by the Corporation, the Executive shall have the opportunity to review and provide comments thereon.

ARTICLE V - TERMINATION OF EMPLOYMENT

5.1                               Early Termination.  Notwithstanding any other provision in this Agreement, the Executive’s employment is subject to termination at any time as follows:

(a)                                 Death.  This Agreement and the Executive’s employment shall automatically terminate upon the death of the Executive.

(b)                                 Incapacity to Work.  The Corporation may terminate this Agreement and the Executive’s employment at any time as a result of Incapacity to Work upon providing thirty (30) days’ written notice to the Executive.

(c)                                  Just Cause.  The Corporation may terminate this Agreement and the Executive’s employment at any time forthwith for any Just Cause.

(d)                                 Without Just Cause.  The Corporation may terminate this Agreement and the Executive’s employment at any time without Just Cause by providing written notice to the Executive specifying the effective Date of Termination.  In such event, the Corporation shall provide and the Executive shall be entitled to receive the payments, benefits and entitlements as set out in Section 5.4 below.

(e)                                  Change of Control.  Either the Corporation or the Executive may terminate this Agreement within three (3) months following a transaction involving a Change of Control by providing written notice to the other party specifying the effective Date of Termination.  In such event, the Corporation shall provide and the

Executive shall be entitled to receive the payments, benefits and entitlements as set out in Section 5.4 below.

(f)                                   Resignation.  The Executive may terminate this Agreement and his employment at any time by providing written notice to the Board specifying the effective date of termination (such date being not less than one (1) month after the date of the Executive’s written notice).  The Corporation may elect to deem any date prior to the date specified in the notice as the Date of Termination, provided that the Corporation shall pay the Executive the remainder of any base salary, payments, Benefits and other entitlements, including bonus and stock options, if any, that the Executive would have received in accordance with the provisions of Sections 4.1 to 4.6 above had the Executive continued to work until the end of the resignation notice period.

5.2                               Termination by Reason of Death or Incapacity to Work.  If this Agreement and the Executive’s employment is terminated pursuant to subsections 5.1(a) or 5.1(b) above, then the Corporation shall pay to the Executive or his estate, as the case may be, an amount equal to the base salary and vacation pay earned by and payable to the Executive up to the Date of Termination, and the Executive shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance or any damages whatsoever.  The Executive’s entitlement to and participation in the benefits and in all other benefits, perquisites, allowances or other entitlements whatsoever terminate automatically and immediately upon the Date of Termination (except for any insurance benefits to which the Executive or his assigns may be entitled as a result of his death or disability, which insurance benefits shall be in accordance with the then applicable policies and plans).  Participation in all bonus or incentive plans terminates immediately upon the Date of Termination.  The Corporation shall pay to the Executive or his estate, as the case may be, his bonus (if any) calculated pro rata based on the Executive’s period of employment during the fiscal year in which the Date of Termination occurs for the period up to the Date of Termination, such payment(s) being made immediately if the amount can be readily determined but, in any event, no later than January 31 of the ensuing fiscal year following that in which the Date of Termination occurs.

5.3                               Termination for Just Cause or Resignation.  If this Agreement and the Executive’s employment is terminated pursuant to subsections 5.1(c) or 5.1(f) above, then the Corporation shall pay to the Executive an amount equal to the base salary and vacation pay earned by and payable to the Executive up to the Date of Termination and the Executive shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance or any damages whatsoever.  The Executive’s entitlement to and participation in the Benefits and in all other benefits, perquisites, allowances or other entitlements whatsoever terminate automatically and immediately upon the Date of Termination.  Participation in all bonus or incentive plans terminates immediately upon the Date of Termination and the Executive shall not be entitled to any additional bonus or incentive award, pro rata or otherwise, except as may have been owing to him for the Corporation’s fiscal year immediately preceding the Date of Termination.

5.4                               Termination Without Just Cause or Following a Change of Control.  If this Agreement and the Executive’s employment is terminated (i) the Corporation without Just Cause pursuant to subsection 5.1(d) above or (ii) by either the Corporation or the Executive within three (3) months following a transaction involving a Change of Control pursuant to subsection 5.1(e) above, then the following provisions shall apply:

(a)                                 The Corporation shall pay to the Executive an amount equal to the base salary and vacation pay earned by and payable to the Executive up to the Date of Termination.

(b)                                 The Corporation shall pay to the Executive his bonus, if any, for the then current fiscal year calculated pro rata to the Date of Termination based on the achievement of the Executive’s target goals and objectives for the then current fiscal year.  The Corporation shall also pay to the Executive any outstanding bonus and incentive payments owing to the Executive for the previous fiscal year.

(c)                                  The Corporation shall pay to the Executive, as he may direct, a lump sum payment equal to twelve (12) months of the Executive’s base salary as of the Date of Termination, less applicable statutory deductions.

(d)                                 Except for all short-term and long-term disability insurance and directors’ and officers’ liability insurance (which cease immediately effective the Date of Termination, subject to continued coverage, if any, under the Corporation’s directors’ and officers’ liability insurance policies with respect to any acts, omissions or circumstances occurring or existing on or before the date on which the Executive ceases to be a director and officer of the Corporation), to the extend that the Corporation may do so legally and in compliance with its plans and policies in existence from time to time, the Corporation shall continue the Benefits for twelve (12) months from the Date of Termination.  Notwithstanding the foregoing, if the Corporation cannot continue any particular Benefit pursuant to the terms of the relevant plan or policy (including, without limitation, all disability insurance), then the Corporation shall reimburse the Executive for the reasonable actual cost of replacing such Benefits with comparable benefits.

5.5                               Payments.  All amounts provided for at Sections 5.2, 5.3 and 5.4 above will be paid to the Executive or his estate, as the case may be, within five (5) business days of the Date of Termination, except for (i) any portion of the bonus payments that cannot be determined within such five (5) business day period, in which case such portion of bonus shall be payable as soon as determinable, but in any event no later than January 31 of the ensuing fiscal year, and (ii) any reimbursement of insurance costs, as provided for in said Sections.

5.6                               No Mitigation.  The Executive shall not be required to mitigate damages by seeking other employment or otherwise, nor shall any amount provided for under this Agreement be reduced in any respect in the event that the Executive shall secure or not reasonably pursue alternative employment following the termination of the Executive’s employment with the Corporation nor by any amounts or revenues received by the Executive from any other source whatsoever, or otherwise, provided that, to the extent that the Executive substantially replaces any Benefit(s) following the Date of Termination, the Executive shall advise the Corporation forthwith and the Corporation shall no longer be required to continue any Benefit(s) which has(ve) been so replaced by the Executive.

5.7                               Release.  The parties agree that the provisions of this Article V are fair and reasonable and that the payments, benefits and entitlements referred to in Section 5.4 hereof are reasonable estimates of the damages which will be suffered by the Executive in the event of the termination of this Agreement and of his employment with the corporation and shall not be construed as a penalty.  The Executive acknowledges and agrees that the payments pursuant to this Article V shall be in full satisfaction of all terms of termination of his employment, including indemnity in lieu of notice of termination, termination and severance pay pursuant to applicable law, the minimum provisions of which are deemed incorporated into this Agreement and which shall prevail to the extent greater. Except as otherwise provided in this Article V, the Executive shall not be entitled to any further indemnity in lieu of notice of termination, termination or severance pay, damages or any additional compensation whatsoever.  As a condition precedent to any payment pursuant to Section 5.4 hereof (but provided that the Corporation has complied with its obligations under this Agreement), the Executive agrees to deliver a full and final release from all actions or claims in connection with the Executive’s termination of employment in favour of the Corporation, its Affiliates, and all of their respective officers, directors, trustees, shareholders, employees, attorneys, insurers and agents, such release to be in a form satisfactory to the Corporation.

5.8                               Resignation as Director and Officer.  The Executive covenants and agrees that, upon any termination of this Agreement and of his employment, howsoever caused, he shall forthwith tender his resignation from all offices, directorships and trusteeships then held by the Executive at the Corporation or any of the Affiliates, such resignation to be effective upon the Date of Termination.

5.9                               Return of Property.  All equipment, keys, pass cards, credit cards, software, material, written correspondence, memoranda, communication, reports, or other documents or property pertaining to the business of the Corporation used or produced by the Executive in connection with his employment, or in his possession or under his control, shall at all times remain the property of the Corporation.  The Executive shall return all property of the Corporation in his possession or under his control forthwith upon any request by the Corporation or upon any of the termination of this Agreement or of the Executive’s employment (regardless of the reason for such termination).

ARTICLE VI - CONFIDENTIALITY

6.1                               Protection of Confidential Information.  While employed by the Corporation and following the termination of this Agreement and the Executive’s employment (regardless of the reason for any termination), the Executive shall not, directly or indirectly, in any way use or disclose to any person any Confidential Information except as provided for herein.  The Executive agrees and acknowledges that the Confidential Information of the Corporation is the exclusive property of the Corporation to be used exclusively by the

Executive to perform the Executive’s duties and fulfil his obligations to the Corporation and not for any other reason or purpose.  Therefore, the Executive agrees to hold all such Confidential Information in trust for the Corporation and the Executive further confirms and acknowledges to use his best efforts to protect the Confidential Information, not to misuse such information, and to protect such Confidential Information from any misuse, misappropriation, harm or interference by others in any manner whatsoever.  The Executive agrees to protect the Confidential Information regardless of whether the information was disclosed in verbal, written, electronic, digital, visual or other form, and the Executive hereby agrees to give notice immediately to the Corporation of any unauthorized use or disclosure of Confidential Information of which he becomes aware.  The Executive further agrees to assist the Corporation in remedying any such unauthorized use or disclosure of Confidential Information.  In the event that the Executive is requested or required to disclose to third parties any Confidential Information or any memoranda, opinions, judgments or recommendations developed from the Confidential Information, the Executive will, prior to disclosing such Confidential Information, provide the Corporation with prompt notice of such request(s) or requirement(s) so that the Corporation may seek appropriate legal protection or waive compliance with the provisions of this Agreement.  The Executive will cooperate with the Corporation to obtain legal protection or other reliable assurance that confidential treatment will be accorded the Confidential Information.

6.2                               Non-Disparagement.  The parties agree that they will not at any time, during or after the cessation of the Executive’s employment with the Corporation (howsoever caused), make any statements or comments publicly (including to any current or former employee or business relation of the Corporation or any of its Affiliates or to or likely to come to the attention of any media) regarding the other party, which are of a negative nature or that could reasonably be considered to have an adverse impact on the business or reputation of the Executive or the Corporation or any of the Corporation’s Affiliates, their boards of directors, or any of their officers or employees.

6.3                               Corporate Opportunities.  Any business opportunities related in any way to the business and affairs of the Corporation or any of its Affiliates which become known to the Executive during his employment hereunder shall be fully disclosed and made available to the Corporation and shall not be appropriated by the Executive under any circumstance without the prior written consent of the Corporation.

ARTICLE VII - INTELLECTUAL PROPERTY

7.1                               The Executive acknowledges and agrees that he shall continue to remain bound by the covenants regarding the ownership and assignment of inventions and proprietary information set forth in the Invention, Non-Disclosure and Non-Compete Agreement dated May 4, 2005 (the “Invention Agreement”).

ARTICLE VIII - RESTRICTIVE COVENANTS

8.1                               Non-Competition.  The Executive covenants that he will not without prior written consent of the Corporation at any time during the Executive’s employment with the

Corporation or during the twelve (12) month period following the Date of Termination (regardless of who initiated the termination and whether with or without Just Cause), directly or indirectly, anywhere within the Territory, either individually or in partnership, jointly or in conjunction with any other person, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, engage in, carry on or otherwise be concerned with, be employed by, associated with or in any other manner connected with, or have any interest in, manage, advise, lend money to, guarantee the debts or obligations of, render services or advice to, permit the Executive’s name, or any part thereof to be used or employed in connection with, in whole or in part, any business in competition with that of the Business.

8.2                               Non-Solicitation.  The Executive covenants that he will not (without prior written consent of the Corporation) any time during the Executive’s employment with the Corporation nor during the twelve (12) month period following the Date of Termination (regardless of who initiated the termination and whether with or without Just Cause), directly or indirectly, either individually or in partnership, jointly or in conjunction with any other person, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever:

(a)                                 Solicit or endeavour to solicit from the Corporation, employ, or otherwise engage (as an employee, independent contractor or otherwise) any person who is employed or engaged by the Corporation as of the Date of Termination or who was so employed or engaged within the twelve (12) month period preceding such date; or

(b)                                 for any purpose directly competitive with the Business, solicit or cause to be solicited any business from any person or entity who is or which is a customer, partner, supplier, licensee or business relation of the Corporation as at the Date of Termination or within the twelve (12) month period preceding such date; or

(c)                                  induce or attempt to induce any customer, partner, supplier, licensee or business relationship of the Corporation to cease doing business with the Corporation.

8.3                               Fiduciary Duty.  The covenants set out in Article VII and Article VIII hereof shall not affect nor diminish the Executive’s fiduciary obligations to the Corporation.

8.4                               Passive Investments.  Nothing in this Agreement shall prohibit or restrict the Executive from holding or becoming beneficially interested in up to five percent (5%) of any class of securities in any corporation provided that such class of securities are listed on a recognized stock exchange.

ARTICLE IX - REMEDIES

9.1                               Remedy.  The Executive acknowledges and agrees that he is employed in a fiduciary capacity, with obligations of trust and loyalty owed by him to the Corporation.  Accordingly, the Executive agrees that the restrictions in Article VI, Article VII and Article VIII are reasonable in the circumstances of the Executive’s employment and that the business and affairs of the Corporation cannot be properly protected from the adverse consequences of the actions of the Executive other than by the restrictions set forth in this Agreement.

9.2                               Injunctions, Etc.  The Executive acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions in Article VI, Article VII or Article VIII by the Executive, the Corporation’s remedy in the form of monetary damages will be inadequate.  Therefore, the Corporation shall be and hereby is authorized and entitled, in addition to all other rights and remedies available to it, to apply to a court of competent jurisdiction for interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

9.3                               Survival.  Each and every provision of Article I, Article VI, Article VII, Article VIII and Article IX, shall survive the termination of this Agreement and of the Executive’s employment regardless of the reason for such termination, and such provisions shall be reiterated by the Executive and restated in the full and final release to be delivered by the Executive pursuant to the provisions of Section 5.7.

ARTICLE X - GENERAL CONTRACT TERMS

10.1                        Recitals.  The Corporation and the Executive represent and warrant to each other that the Recitals set out above are true.

10.2                        Currency.  All amounts payable pursuant to this Agreement are expressed in and shall be paid in Canadian currency.

10.3                        Withholding.  All amounts paid or payable and all Benefits, perquisites, allowances or entitlements provided to the Executive under this Agreement are subject to applicable taxes and withholdings.  Accordingly, the Corporation shall be entitled to deduct and withhold from any amount payable to the Executive hereunder such sums that the Corporation is required to withhold pursuant to any federal, provincial, state, local or foreign withholding or other applicable taxes or levies.

10.4                        Rights and Waivers.  All rights and remedies of the parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the parties may have.

10.5                        Waiver.  Any purported waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver.  No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party.  The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

10.6                        Severability.  Any provision of this Agreement that is prohibited or unenforceable in the Province of Québec shall be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.7                        Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by facsimile transmission (with confirmation of receipt) or mailed by prepaid registered mail addressed as follows:

to the Chairman of the Board of the Corporation at:

7220 Frederick-Banting

St-Laurent, Québec

H4S 2A1

Telecopier No.:  (514) 337-0550

To the Executive at:

4235 Hingston

Montreal, Québec

H4A 2J6

or the last address in the Corporation’s records

or to such other address as the parties may from time to time specify by notice given in accordance herewith.  Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered, or if delivered by facsimile transmission or mailed as aforesaid, upon the date shown on the facsimile confirmation of receipt or on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

10.8                        Time of Essence.  Time shall be of the essence of this Agreement in all respects.

10.9                        Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding on, the parties and their respective heirs, administrators, executors, successors and permitted assigns.

10.10                 Amendment.  No amendment of this Agreement will be effective unless made in writing and signed by the parties.

10.11                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, including the letter agreement dated May 3, 2005 and Section 5 of the Invention Agreement, it being understood that the remainder of the Invention Agreement shall remain in full force and effect between the parties.  There are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement

(whether oral or written, express or implied, statutory or otherwise), except as specifically set out in this Agreement.

10.12                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable in that province and shall be treated, in all respects, as a Québec contract.

10.13                 Headings.  The division of this Agreement into Sections and the insertion of headings are for convenience or reference only and shall not affect the construction or interpretation of this Agreement.

10.14                 Independent Legal Advice.  The parties acknowledge that prior to executing this Agreement they have each had the opportunity to obtain independent legal advice and that they fully understand the nature of this Agreement and that they are entering into this Agreement voluntarily.

10.15                 French Language.  This Agreement and all documents related hereto are drawn up in English at the express wish of the parties hereto.  Il est de la volonté expresse des parties aux présentés que la presente convetion et tous documents s’y rapportant soient rédigés en aglais.

IN WITNESS WHEREOF this Agreement ahs been signed this 12th day of May, 2011 by the parties hereto with effect as of September 13, 2010.

METHYLGENE INC.

Per:	/s/	Martin Godbout
Name:Martin Godbout
Title:Chairman of the Board

/s/ Charles Grubsztajn
CHARLES GRUBSZTAJN